Exhibit 99
PRESS RELEASE

Contacts:

Martin O'Grady	James Costin
Executive Vice President, Chief Financial Officer	Group Financial Controller and Director of Investor Relations
Tel: +44 20 3117 1333	Tel: +44 20 3117 1325
E: martin.ogrady@belmond.com	E: james.costin@belmond.com

FOR IMMEDIATE RELEASE
February 26, 2018

BELMOND LTD. REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

Fourth Quarter 2017

▪	Revenue of $117.3 million, up 3% from the prior-year quarter; down 2% on a constant currency basis

▪
Net losses attributable to Belmond Ltd. of $29.8 million compared with earnings of $6.7 million for the prior-year quarter due to two non-cash impairment charges totaling $34.8 million recorded in the fourth quarter of 2017

▪	Adjusted net losses from continuing operations of $6.3 million, compared with adjusted earnings of $1.4 million for the prior-year quarter

▪	Same store revenue per available room (“RevPAR”) up 12% from the prior-year quarter; up 6% on a constant currency basis

▪	Adjusted EBITDA of $16.0 million, down 2% from the prior-year quarter; down 10% on a constant currency basis

Full Year 2017

▪	Revenue of $561.0 million, up 2% from the prior-year; down $0.6 million on a constant currency basis

▪	Net losses attributable to Belmond Ltd. of $45.0 million compared with earnings of $36.3 million for the prior year

▪	Adjusted net earnings from continuing operations of $12.1 million, compared with $25.6 million for the prior-year

▪	Same store revenue per available room (“RevPAR”) up 5% from the prior-year; up 1% on a constant currency basis

▪	Adjusted EBITDA of $124.0 million, down 3% from the prior-year; down 7% on a constant currency basis

Recent Highlights

▪	Further expands global footprint with February 2018 acquisition of Castello di Casole in Italy

▪	Appointed Daniel Ruff as SVP, head of global operations

▪	Completed global development team with three key appointments in Asia, the Americas and Europe

2017 Highlights

▪	Continued the momentum created with the acquisition of Belmond Cap Juluca in May 2017, the acquisition of Las Casitas del Colca in April 2017 and the launch of Belmond Andean Explorer in May 2017

▪	Launched new website and brand campaign "The Art of Belmond" in October 2017

▪	Completed refinancing of corporate debt facility in Q3 at attractive rates and extended maturities to 2024

HAMILTON, BERMUDA - February 26, 2018. Belmond Ltd. (NYSE: BEL) (the “Company”), owners, part-owners or managers of 46 luxury hotel, restaurant, train and river cruise properties, excluding one scheduled for a 2018 opening in London, which operate in 24 countries, today announced its results for the fourth quarter and full year ended December 31, 2017.

Roeland Vos, president and chief executive officer, remarked: “Our results in the seasonally low fourth quarter of 2017 were generally in line with expectations. While we acknowledge adjusted EBITDA was down overall due to decreased results from our trains businesses and planned investment in brand awareness activities, we are encouraged that our business drove a steady increase in RevPAR.

The final quarter of 2017 follows a year that was defined by certain challenges that were beyond the Company's control, most notably events in Brazil impacting our two hotels there, and Hurricanes Irma and Jose, which caused significant damage to our two hotels in the Caribbean. Excluding the impact of Brazil, full year adjusted EBITDA would have increased $4.3 million, or 4%.

Our business has withstood the events of the last 12 months and in doing so, it has proven its resilience. At the same time, we have continued to focus on executing our strategic plan and, on this front, we can be pleased with the building blocks we have put in place to position the business for success in the next 12 months, and beyond. Most recently, our development pipeline continues to gain traction with the addition of the stunning and historic Tuscan resort, Castello di Casole to our portfolio, announced earlier this month. This latest acquisition marks another incremental step towards realizing our ambition to double the size of the Company.

Looking ahead to 2018, we see positive indications in the majority of our existing portfolio and, coupled with the investments we have made in the first two years of our five year plan, we believe momentum continues to build and that this will support the delivery of our 2018 growth targets, despite some continued headwinds in Myanmar. In particular, we stand to benefit from having our development team now fully-staffed. We are projecting that our same store, constant currency RevPAR growth for 2018 will be between 2% and 6% on a constant currency basis."

Fourth Quarter 2017 Operating Results

Revenue for the fourth quarter of 2017 was $117.3 million, a $3.1 million increase from revenue for the fourth quarter of 2016. In constant currency, revenue for the fourth quarter of 2017 decreased $2.8 million or 2% from the fourth quarter of 2016. The year-over-year decrease comes principally from Belmond La Samanna, St Martin, which was closed for refurbishment during the fourth quarter of 2017 after it was damaged by Hurricanes Irma and Jose in September 2017.

Net losses attributable to Belmond Ltd. for the fourth quarter of 2017 were $29.8 million ($0.29 per common share), which compared to net earnings attributable to Belmond Ltd. of $6.7 million ($0.07 per common share) for the fourth quarter of 2016. This decrease was largely the result of a non-cash impairment charge in one of the Company's Peruvian rail joint ventures of $58.5 million (Belmond's 50% share $29.3 million) and a non-cash impairment charge related to goodwill at Belmond Cap Juluca of $5.5 million both of which were recorded in the fourth quarter of 2017.

Adjusted net losses from continuing operations for the fourth quarter of 2017 were $6.3 million ($0.06 per common share), a $7.7 million decrease from adjusted net earnings from continuing operations of $1.4 million ($0.01 per common share) for the fourth quarter of 2016.

Same store RevPAR for owned hotels for the fourth quarter of 2017 increased 12% from the prior-year quarter. On a constant currency basis, same store RevPAR for owned hotels increased 6% from the prior-year quarter as a result of a two percentage point increase in occupancy and a 2% increase in average daily rate ("ADR").

Adjusted EBITDA for the fourth quarter of 2017 was $16.0 million, a $0.4 million or 2% decrease from adjusted EBITDA of $16.4 million for the fourth quarter of 2016. In constant currency, adjusted EBITDA for the fourth quarter of 2017 decreased $1.6 million or 10% from the fourth quarter of 2016, largely due to a decline from owned trains and cruises and our Peruvian rail joint ventures.

As previously reported, the islands of Anguilla and St Martin were hit by Hurricanes Irma and Jose in September when both Belmond La Samanna on St Martin and Belmond Cap Juluca on Anguilla were closed for the season. Both properties are included in Belmond's global insurance program which provides a combined property damage and twelve month business interruption cover of $30.0 million for the Caribbean as well as separate flood insurance cover. In addition, Belmond La Samanna has a separate property damage insurance policy of €4.9 million ($5.8 million) covering the eight villas at the resort.

Both properties remain closed for refurbishment and we have made assessments regarding the nature and extent of the damage sustained and have prepared and submitted the insurance claims. We are in discussions with loss adjusters and insurers to finalize the claim and we expect to recover the full limit of our property insurance coverage. As previously reported, we expensed a deductible of $1.3 million in the third quarter and a further $0.2 million in the fourth quarter.

The Company intends to reinvest the insurance proceeds at Belmond La Samanna alongside additional capital to restore and improve the asset, but we have concluded that such an investment cannot be justified without a material change in the cost structure of the operation. Consequently, the Company has entered into a formal administrative process with the local labor authorities in order to achieve a material restructuring of the property's workforce. While we cannot give any assurances that this restructuring will be approved by the French authorities, we believe that it is a necessary condition to re-opening Belmond La Samanna.

In the case of Belmond Cap Juluca, we have completed our assessments of the damage incurred, the repair costs and the additional opportunities to enhance the property having had the chance to spend more time on the planning and competitive analysis. We commenced construction in October 2017 and we expect to complete the refurbishment towards the end of 2018.

Our expectation is that total project costs at Belmond La Samanna will be in the range of $25.0 million to $30.0 million and at Belmond Cap Juluca will be in the range of $80.0 million to $90.0 million, after which we will have two completely refurbished properties. Once insurance proceeds of $30.0 million to $40.0 million have been taken into account, this will result in net investment across the two properties of between $65.0 million and $90.0 million.

On November 2, 2017, the Company completed the sale of its shares in Northern Belle Limited, which owned the Belmond Northern Belle rolling stock, for £2.5 million ($3.3 million) to a joint venture that operates other rail charter operations in the UK. This business was operating at a break-even level of EBITDA and was considered non-core to our trains and cruises segment. A loss of $0.8 million was recorded due to the recycling of cumulative translation adjustments into the profit & loss account.

Full Year 2017 Operating Results

Revenue for the full year 2017 was $561.0 million, an $11.2 million increase from revenue for the full year 2016. In constant currency, revenue for the full year 2017 decreased $0.6 million from the prior year.

Net losses attributable to Belmond Ltd. for the full year 2017 were $45.0 million ($0.44 per common share), a $81.3 million decrease from net earnings of $36.3 million ($0.36 per common share) for the full year 2016.

Adjusted net earnings from continuing operations for the full year 2017 were $12.1 million ($0.12 per common share), a $13.5 million decrease from $25.6 million ($0.25 per common share) for the full year 2016, largely due to a decline from the Company's two hotels in Brazil that were impacted by the political and economic instability in the country coupled with a comparison period in which both hotels benefited from Rio de Janeiro hosting the Summer Olympics.

Same store RevPAR for owned hotels for the full year 2017 increased 1% from the prior year on a constant currency basis as a result of a 2% increase in average daily rate ("ADR") partially offset by a one percentage point decrease in occupancy.

Adjusted EBITDA for the full year 2017 was $124.0 million, a $4.2 million or 3% decrease from adjusted EBITDA for the full year 2016. In constant currency, adjusted EBITDA for the full year 2017 decreased $8.9 million or 7% from the full year 2016.

Recent Company Highlights

•
Bolsters corporate operations team with appointment of Daniel Ruff to senior vice president, head of global operations - On January 15, 2018, Daniel Ruff joined the Company as senior vice president, head of global operations, reporting to the Company's President and Chief Executive Officer. Mr. Ruff most recently served as President and Managing Director EMEA and the Indian subcontinent for Wyndham Hotel Group, and previously held various positions at Starwood Hotels and Resorts as a member of the EMEA senior leadership team. Mr. Ruff has a proven track record in building global businesses and brings more than 15 years of professional experience to the role. Mr. Philippe Cassis remains with the Company as senior vice president, head of organizational transformation.

•
Expands Italian portfolio with acquisition of Castello di Casole, in Tuscany - On February 8, 2018, the Company completed the acquisition of the Castello di Casole resort and estate in Tuscany, Italy, for approximately €39 million ($48 million). The property is the latest addition to Belmond’s family of ‘Italian Icons’, which includes Belmond Hotel Cipriani, in Venice, and Belmond Hotel Splendido, in Portofino and is located within easy access of both Florence and Siena, making a visit to the property the perfect addition to a trip to Belmond Villa San Michele. This acquisition marks another step towards achieving the Company’s strategic goal to double in size, and consolidates the Company's position as the leader in luxury travel experiences in Italy’s most exceptional locations. Starting in 2018, the Company expects to invest €7.3 million ($9.0 million) in a phased refurbishment of the hotel, including the addition of two new villas, over four years, bringing the resort’s total key count to 41.

Also acquired Villa Margarita adjacent to Belmond Hotel Caruso in November 2017 for €2.2 million ($2.7 million). The villa will be converted into two exclusive one-bedroom suites that can be connected together into a standalone villa with stunning views over the gulf of Salerno.

Fourth Quarter 2017 Business Unit Results

Owned hotels:

Europe:
For the fourth quarter of 2017, revenue from owned hotels was $31.6 million, an increase of $5.2 million or 20% from $26.4 million for the fourth quarter of 2016. In constant currency, revenue for the region for the fourth quarter of 2017 increased $1.1 million or 4% from the prior year quarter primarily due to a $0.7 million or 6% revenue increase for the Company's Italian hotels and a $0.5 million or 11% increase at Belmond Grand Hotel Europe, St. Petersburg, Russia. Revenue growth for the Company's Italian hotels before their annual closure period from November to March was largely driven by the performances of Belmond Hotel Caruso, Amalfi Coast, Italy due to a 23% increase in ADR and Belmond Hotel Splendido, Portofino, Italy, which benefited from the addition of balconies to twelve of its rooms in March 2017. Growth in revenue at Belmond Grand Hotel Europe was due to increases in rates and occupancy, as well as from strong business in the newly renovated Krysha Ballroom.

In constant currency, same store RevPAR for owned hotels in the region increased 3% from the prior-year quarter as a result of a 2% increase in ADR and 1 percentage point increase in occupancy.

Adjusted EBITDA for the region for the quarter of $2.2 million represented an increase of $0.8 million or 57% from $1.4 million for the fourth quarter of 2016. In constant currency, adjusted EBITDA for the region for the fourth quarter of 2017 decreased $0.3 million or 18% from the prior year quarter. This was due to a $0.4 million decrease in adjusted EBITDA at the Company's Italian hotels, in part due to Belmond Hotel Cipriani, Venice, Italy, which hosted an important event for leading global wedding planners that is expected to benefit the hotel and wider portfolio in this key business activity in the future, and legal expenses incurred in connection with the hotel's recent judicial successes in defending its trademark rights for the European Union.

North America:
Revenue from owned hotels for the fourth quarter of 2017 was $34.0 million, down $3.6 million or 10% from $37.6 million for the fourth quarter of 2016. In constant currency, revenue for the region for the fourth quarter of 2017 decreased $3.6 million or 10% from the prior year quarter primarily due to a fall in revenue of $5.7 million at Belmond La Samanna and $0.8 million at Belmond El Encanto, Santa Barbara, California, offset by a $2.2 million or 13% increase in revenue at Belmond Charleston Place, Charleston, South Carolina. Belmond La Samanna was closed for the duration of the fourth quarter of 2017 after it was hit by Hurricanes Irma and Jose in September 2017 and Belmond El Encanto was closed for nearly three weeks during the Thomas Fire in Santa Barbara in December 2017. Belmond is preparing an insurance claim for property damage and business interruption at Belmond El Encanto, which is expected to be in the region of $2.0 million and will be finalized in the first quarter of 2018. Belmond Charleston Place saw strong growth due to increases in both ADR and occupancy from a comparative period when it was hit by Hurricane Matthew in October 2016.

In constant currency, same store RevPAR for owned hotels in the region increased 10% from the prior-year quarter due to a 6% increase in ADR and 4% increase in occupancy.

Adjusted EBITDA for the region for the quarter was $8.0 million, an increase of $0.5 million or 7% from $7.5 million for the fourth quarter of 2016. In constant currency, adjusted EBITDA for the region for the fourth quarter of 2017 increased $0.5 million or 6% as a result of a $1.3 million increase in adjusted EBITDA at Belmond Charleston Place offset by a $1.0 million decrease in adjusted EBITDA at Belmond El Encanto. Operating losses of $1.4 million at Belmond La Samanna and $1.7 million at Belmond Cap Juluca have been added back to adjusted EBITDA for the fourth quarter of 2017 while the properties are closed for renovation.

Rest of world:
Revenue from owned hotels for the fourth quarter of 2017 was $35.6 million, an increase of $1.9 million or 6% from $33.7 million for the fourth quarter of 2016. In constant currency, revenue for the fourth quarter of 2017 increased $1.3 million or 4% from the prior year quarter, principally as a result of an increase in revenue of $1.2 million or 22% at Belmond Hotel das Cataratas, Iguassu Falls, Brazil, $0.8 million at Belmond La Résidence d'Angkor, Siem Reap, Cambodia and $0.8 million or 13% at Belmond Mount Nelson, Cape Town, South Africa. Belmond Hotel das Cataratas benefited from a seven percentage point increase in occupancy combined with strong growth in food and beverage revenues. Belmond La Résidence d'Angkor saw an increase in revenue following the property's closure for renovation from May to November 2016 and Belmond Mount Nelson Hotel benefited from higher occupancy compared to last year. This was offset by a decrease in revenue of $0.7 million at both Belmond Copacabana Palace, Rio de Janeiro, Brazil and Belmond Governor's Residence, Yangon, Myanmar.

In constant currency, same store RevPAR for owned hotels increased 5% from the prior-year quarter as a result of a 4% increase in occupancy and 1% increase in ADR.

Adjusted EBITDA for the region for the quarter of $8.6 million increased $0.4 million or 5% from adjusted EBITDA of $8.2 million for the prior-year quarter. In constant currency, adjusted EBITDA for the region increased $0.2 million or 3% from the prior-year quarter largely as a result of adjusted EBITDA increases of $0.6 million and $0.4 million at Belmond La Résidence d'Angkor and Belmond Hotel das Cataratas respectively, offset by a $0.6 million decrease in adjusted EBITDA at Belmond Governor's Residence.

Owned trains & cruises:
Revenue for the fourth quarter of 2017 was $12.6 million, up $0.4 million or 3% from $12.2 million for the fourth quarter of 2016. In constant currency, revenue decreased $0.7 million or 6% primarily as a result of the sale of the Belmond Northern Belle train at the beginning of the period which had contributed an additional $1.8 million of revenue in the fourth quarter of 2016. Additionally Belmond Orcaella, the river cruise ship in Myanmar, contributed a $0.9 million decrease in revenue compared to the prior year quarter. In November 2017, the Company provided notice of termination to the owner of Belmond Orcaella in respect of its charter agreement. This was offset by a $0.9 million or 21% increase in revenue for Venice Simplon-Orient-Express driven by promotional activity following the release of the Hollywood movie 'Murder on the Orient Express' and $1.1 million other increases.

Adjusted EBITDA for the quarter was a loss of $0.9 million, a $1.1 million decrease from adjusted EBITDA of $0.2 million for the fourth quarter of 2016 largely due to the sale of Belmond Northern Belle and cessation of Belmond Orcaella, the Company's river cruise in Myanmar.

Management fees:
Adjusted EBITDA from management fees for the fourth quarter of 2017 was $3.8 million, a decrease of $0.5 million or 12% from $4.3 million for the fourth quarter of 2016 due to lower fees from PeruRail.

Share of pre-tax earnings from unconsolidated companies:
Adjusted share of pre-tax earnings from unconsolidated companies for the fourth quarter of 2017 was $3.6 million, a decrease of $1.4 million or 28% against $5.0 million for the fourth quarter of 2016 due to an adjusted EBITDA decrease of $1.6 million or 35% for the Company's Peruvian train joint venture, PeruRail, as a result of increases in fuel costs and other operating expenses.

An impairment charge of $58.5 million was recorded in Ferrocarril Transandino S.A. ("FTSA"), the Company's joint venture that has a concession from the Government of Peru to operate the track network in southern and southeastern Peru. Belmond's equity share of this impairment is $29.3 million which is recorded in share of earnings from unconsolidated companies and has been added back to adjusted EBITDA. The concession had an initial term of 30 years from 1999 with the option to apply for six 5-year extensions. In December 2017 the joint venture received a denial of its third extension request. As a result, the joint venture can no longer conclude that the remaining three extensions are probable and has therefore reduced its expectation of the total expected life of the concession to the contracted term of 35 years of which 17 years are remaining as of December 31, 2017. This triggered an impairment test of the assets within the joint venture and the shorter time period over which to recover the carrying value of the assets has led to an impairment charge being recorded in the fourth quarter. The life of the concession is now expected to expire in 2034. The Company is also a 50% owner of the PeruRail joint venture, which operates and manages rolling stock, including the Belmond Andean Explorer and Belmond Hiram Bingham, and is not anticipated to be impacted by the shortening of the expected FTSA concession life as it can continue to run trains on the track after the conclusion of FTSA's concession.

Central overheads:
For the fourth quarter of 2017, adjusted central overheads of $6.1 million were $0.8 million or 12% lower than adjusted central overheads of $6.9 million in the prior-year quarter, mainly due to increased development and other corporate headcount to support the Company's strategic growth plan, offset by increased cost recovery from our consolidated subsidiaries.

Impairment of goodwill:
In the fourth quarter of 2017, the Company recorded a $5.5 million impairment charge relating to goodwill at Belmond Cap Juluca. The impairment was triggered by an increase in capital expenditure requirements following the damage sustained when Hurricanes Irma and Jose hit the property in September 2017.

Depreciation and amortization:
For the fourth quarter of 2017, depreciation and amortization of $17.0 million was $4.2 million or 33% higher than depreciation and amortization of $12.8 million for the prior-year quarter, primarily as a result of the recent completion of various capital projects and accelerated depreciation expense to write-off assets that are expected to be replaced.

Provision for income taxes:
For the fourth quarter of 2017, provision from income taxes was a benefit of $11.0 million compared to a benefit of $8.8 million for the prior year quarter. This increase in benefit is largely due to a net credit of $10.3 million in the U.S., mainly arising from changes to the US tax code enacted in December 2017, including the decrease in deferred tax liabilities as a result of the reduction in corporate tax rate from 35% to 21%. One-off tax credits of $4.4m arose in the fourth quarter of 2016, mainly as result of settlement of prior year tax audits.

Investments

During the fourth quarter of 2017, the Company invested a total of $24.8 million in its portfolio, including $5.8 million on the refurbishment of Belmond Cap Juluca; $2.5 million on the acquisition of an additional villa at Belmond Hotel Caruso; $2.0 million on the full refurbishment of the Pergula Restaurant at Belmond Copacabana Palace; $1.8 million on corporate projects, which included the Company's new enterprise resource planning system and website and $1.7 million at Belmond Grand Hotel Europe for improvements to the hotel's elevators and renovation of its deluxe rooms.

Balance Sheet

At December 31, 2017, the Company had total debt of $707.2 million and cash balances of $184.1 million, resulting in total net debt of $523.1 million and a ratio of net debt to trailing-twelve-months adjusted EBITDA of 4.2 times, which compared to net debt of $435.1 million and a ratio of net debt to trailing-twelve-months adjusted EBITDA of 3.4 times at December 31, 2016.

Outlook

The Company is providing the following RevPAR and other guidance for the first quarter and full year 2018:

	First Quarter 2018	Full Year 2018

Same store worldwide owned hotel RevPAR growth guidance (1)

On a constant currency basis	2% - 6%	2% - 6%
In U.S. dollars	5% - 9%	7% - 11%

Statement of operations guidance ($ millions)

Adjusted central overheads	$7.9 - $8.9	$32.0 - $36.0
Adjusted share-based compensation	$0.8 - $1.8	$4.2 - $8.2
Adjusted central marketing costs	$2.6 - $3.6	$3.9 - $7.9
Depreciation and amortization (2)	$14.9 - $15.9	$61.2 - $65.2
Interest expense (3)	$7.9 - $8.9	$31.6 - $35.6
Tax expense (4)	$(10.8) - $(9.8)	$22.7 - $26.7

Cash flow guidance ($ millions)

Cash interest expense (3)	$7.0 - $8.0	$29.2 - $33.2
Cash tax expense (5)	$4.5 - $5.5	$21.0 - $25.0
Scheduled loan repayments (3)	$1.1 - $2.1	$4.3 - $8.3

(1) Projected same store RevPAR growth for the first quarter ending March 31, 2018 and full year ending December 31, 2018 excludes the operations of Belmond Cap Juluca, Anguilla, British West Indies, which was acquired in May 2017, Belmond La Samanna, St Martin, which is closed for refurbishment following Hurricanes Jose and Irma in September 2017 and Belmond Savute Elephant Lodge, Chobe Reserve, Botswana which closed for refurbishment in November 2017.

(2) Projected depreciation and amortization expense for the first quarter ending March 31, 2018 and full year ending December 31, 2018 includes forecast accelerated depreciation related to expected renovations at the Company's properties.

(3) Interest expense, cash interest expense and scheduled loan repayments guidance includes the impact of the Company's corporate credit facility refinancing, which closed on July 3, 2017.
(4) Tax expense guidance includes the Company's share of provision for income taxes of unconsolidated companies.
(5) Cash tax expense guidance does not include the Company's share of provision for income taxes of unconsolidated companies.

BELMOND LTD.
EARNINGS RELEASE SCHEDULES

BELMOND LTD.
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS
(Unaudited)

$ millions – except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016

Revenue	117.3	114.2	561.0	549.8

Expenses:
Cost of services	55.1	53.6	239.9	240.1
Selling, general and administrative (1)	54.1	48.5	238.2	198.5
Depreciation and amortization	17.0	12.8	62.9	52.4
Impairment of goodwill	5.5	—	5.5	—
Impairment of property, plant and equipment	—	—	8.2	1.0

Total operating costs and expenses	131.7	114.9	554.7	492.0

(Loss) / gain on disposal of property, plant and equipment	(0.6)	0.2	(0.2)	0.9

Earnings from operations	(15.0)	(0.5)	6.1	58.7

Gain on extinguishment of debt	—	—	—	1.2
Interest income	0.5	0.3	1.1	0.9
Interest expense	(7.9)	(6.1)	(32.5)	(29.2)
Foreign currency, net	(0.3)	—	(3.0)	9.2

(Losses) / earnings before income taxes and earnings from unconsolidated companies, net of tax	(22.7)	(6.3)	(28.3)	40.8

Benefit / (provision) for income taxes	11.0	8.8	(6.6)	(16.4)

(Losses) / earnings before earnings from unconsolidated companies, net of tax	(11.7)	2.5	(34.9)	24.4

(Losses) / earnings from unconsolidated companies, net of tax provision of $(8.5), $1.7, $(4.5) and $5.7	(18.0)	3.3	(10.2)	11.0

(Losses) / earnings from continuing operations	(29.7)	5.8	(45.1)	35.4

Net earnings from discontinued operations, net of tax provision of $Nil, $Nil, $Nil and $Nil	—	1.0	0.2	1.0

Net (losses) / earnings	(29.7)	6.8	(44.9)	36.4

Net earnings attributable to non-controlling interests	(0.1)	(0.1)	(0.1)	(0.1)

Net (losses) / earnings attributable to Belmond Ltd.	(29.8)	6.7	(45.0)	36.3

EPS attributable to Belmond Ltd.	(0.29)	0.07	(0.44)	0.36
Weighted average number of shares – millions	102.33	101.77	102.17	101.60

(1) Selling, general and administrative expenses include operating costs of businesses plus central overheads, share-based compensation and central marketing costs. Selling, general and administrative expenses also included acquisition-related costs associated with the May 26, 2017 acquisition of Cap Juluca of $14.1 million for the twelve months ended December 31, 2017. Selling, general and administrative expenses also included certain trains and cruises expenses of $2.1 million and $8.1 million respectively that were reclassified from cost of services in the three and twelve months ended December 31, 2017.

BELMOND LTD.
SEGMENT INFORMATION
(Unaudited)

$ millions	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016

Revenue

Owned hotels
- Europe	31.6	26.4	212.4	199.1
- North America	34.0	37.6	149.3	145.9
- Rest of world	35.6	33.7	124.2	130.3
Total owned hotels	101.2	97.7	485.9	475.3
Owned trains & cruises	12.6	12.2	63.2	59.3
Management fees	3.5	4.3	11.9	15.2

Revenue	117.3	114.2	561.0	549.8

Adjusted EBITDA

Owned hotels
- Europe	2.2	1.4	73.7	67.6
- North America	8.0	7.5	29.8	29.4
- Rest of world	8.6	8.2	24.5	33.1
Total owned hotels	18.8	17.1	128.0	130.1
Owned trains & cruises	(0.9)	0.2	4.4	4.3
Management fees	3.8	4.3	15.3	15.2
Share of pre-tax earnings from unconsolidated companies	3.6	5.0	15.4	17.1
	25.3	26.6	163.1	166.7

Central overheads	(6.1)	(6.9)	(27.8)	(26.3)
Share-based compensation	(0.8)	(1.7)	(5.8)	(7.7)
Central marketing costs	(2.4)	(1.6)	(5.5)	(4.5)

Adjusted EBITDA	16.0	16.4	124.0	128.2

BELMOND LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016

Room Nights Available
Europe	59,621	58,907	273,756	271,963
North America	57,592	63,974	255,862	256,726
Rest of world	93,660	94,944	374,478	376,952
Worldwide	210,873	217,825	904,096	905,641

Room Nights Sold
Europe	32,867	32,095	176,129	175,060
North America	36,992	38,874	171,906	171,392
Rest of world	55,593	52,072	200,537	204,944
Worldwide	125,452	123,041	548,572	551,396

Occupancy
Europe	55%	54%	64%	64%
North America	64%	61%	67%	67%
Rest of world	59%	55%	54%	54%
Worldwide	59%	56%	61%	61%

ADR (in U.S. dollars)
Europe	516	430	740	676
North America	404	433	426	421
Rest of world	384	383	380	388
Worldwide	424	411	510	490

RevPAR (in U.S. dollars)
Europe	284	234	476	435
North America	259	263	286	281
Rest of world	228	210	203	211
Worldwide	252	232	309	298

Same Store RevPAR (in U.S. dollars) (1)
Europe	284	234	476	435
North America	259	235	272	254
Rest of world	230	217	207	218
Worldwide	254	227	311	297

Same Store RevPAR (% change)	U.S. dollar	Constant currency	U.S. dollar	Constant currency
Europe	21%	3%	9%	6%
North America	10%	10%	7%	7%
Rest of world	6%	5%	(5)%	(11)%
Worldwide	12%	6%	5%	1%

(1) Same store RevPAR data for the three and twelve months ended December 31, 2017 and December 31, 2016 excludes the operations of Belmond Cap Juluca, which was acquired in May 2017, Belmond La Samanna which is closed for refurbishment following Hurricanes Jose and Irma in September 2017, Belmond Savute Elephant Lodge which closed for refurbishment from November 2017 and Belmond La Résidence d’Angkor, which closed for refurbishment in May 2016 and re-opened in November 2016.

BELMOND LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$ millions	December 31,	December 31,
	2017	2016

Assets
Cash	180.2	153.4
Restricted cash	3.1	1.8
Accounts receivable	34.4	25.8
Due from unconsolidated companies	12.8	12.2
Prepaid expenses and other	13.3	12.3
Inventories	23.1	23.9

Total current assets	266.9	229.4

Property, plant & equipment, net of accumulated depreciation	1,168.0	1,074.7
Investments in unconsolidated companies	64.6	79.3
Goodwill	120.2	113.3
Other intangible assets	19.8	13.9
Other assets	14.1	13.5

Total assets (1)	1,653.6	1,524.1

Liabilities and Equity
Accounts payable	15.8	16.4
Accrued liabilities	79.5	69.0
Deferred revenue	32.8	31.3
Current portion of long-term debt and capital leases	6.4	5.3

Total current liabilities	134.5	122.0

Long-term debt and obligations under capital leases	700.8	585.8
Liability for pension benefit	0.6	1.4
Deferred income taxes	115.4	122.3
Other liabilities	3.0	5.4
Liability for uncertain tax positions	0.5	0.3

Total liabilities (2)	954.8	837.2

Shareholders’ equity	698.5	686.5
Non-controlling interests	0.3	0.4
Total equity	698.8	686.9

Total liabilities and equity	1,653.6	1,524.1

(1) Balance at December 31, 2017 includes $206.3 million (December 31, 2016 - $210.3 million) of assets of consolidated variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs.

(2) Balance at December 31, 2017 includes $123.0 million (December 31, 2016 - $121.6 million) of liabilities of consolidated VIEs whose creditors have no recourse to Belmond Ltd.

BELMOND LTD.
RECONCILIATIONS - ADJUSTED EBITDA AND
ADJUSTED SHARE OF PRE-TAX EARNINGS FROM UNCONSOLIDATED COMPANIES
(Unaudited)

$ millions	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016

Adjusted EBITDA reconciliation:

(Losses) / earnings from continuing operations	(29.7)	5.8	(45.1)	35.4
Depreciation and amortization	17.0	12.8	62.9	52.4
Gain on extinguishment of debt	—	—	—	(1.2)
Interest income	(0.5)	(0.3)	(1.1)	(0.9)
Interest expense	7.9	6.1	32.5	29.1
Foreign currency, net	0.3	—	3.0	(9.2)
(Benefit from) / provision for income taxes	(11.0)	(8.8)	6.6	16.4
Share of (benefit from) / provision for income taxes of unconsolidated companies	(8.5)	1.7	(4.5)	5.7
	(24.5)	17.3	54.3	127.7

Restructuring and other special items (1)	4.3	(0.7)	11.7	—
Acquisition-related costs (2)	—	—	14.0	—
Loss / (gain) on disposal of property, plant and equipment	0.6	(0.2)	0.2	(0.9)
Impairment of goodwill and property, plant and equipment	5.5	—	13.7	1.0
Impairment of assets in unconsolidated companies	30.1	—	30.1	0.4

Adjusted EBITDA	16.0	16.4	124.0	128.2

(1) Represents adjustments for insurance deductibles and losses while Belmond Cap Juluca and Belmond La Samanna are closed following the impact of Hurricanes Irma and Jose, restructuring, severance and redundancy costs, pre-opening costs and other items, net.

(2) Represents professional fees incurred in preliminary design and planning, structuring, assessment of financing opportunities, legal, tax, accounting and engineering due diligence and the negotiation of the purchase and sale agreements, and other ancillary documents, with the principal owner and leaseholder, together with three owners of villas and separate subleases, as well as a memorandum of understanding and ground lease with the Government of Anguilla.

$ millions	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016

Adjusted share of pre-tax earnings from unconsolidated companies reconciliation:

(Losses) / earnings from unconsolidated companies (1)	(18.0)	3.3	(10.2)	11.0
Share of (benefit from) / provision for income taxes of unconsolidated companies	(8.5)	1.7	(4.5)	5.7
Impairment of assets in unconsolidated companies	30.1	—	30.1	0.4

Adjusted share of pre-tax earnings from unconsolidated companies	3.6	5.0	15.4	17.1

(1) Represents the Company's share of earnings from unconsolidated companies.

BELMOND LTD.
RECONCILIATIONS - ADJUSTED NET EARNINGS / (LOSSES)
(Unaudited)

$ millions – except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016

Adjusted net earnings reconciliation:

(Losses) / earnings from continuing operations	(29.7)	5.8	(45.1)	35.4
Restructuring and other special items (1)	4.3	(0.7)	11.7	—
Acquisition-related costs (2)	—	—	14.0	—
Loss / (gain) on disposal of property, plant and equipment	0.6	(0.2)	0.2	(0.9)
Impairment of goodwill and property, plant and equipment	5.5	—	13.7	1.0
Impairment of assets in unconsolidated companies	30.1	—	30.1	0.4
Gain on extinguishment of debt (3)	—	—	—	(1.2)
Accelerated depreciation	1.8	—	3.5	1.3
Interest adjustments	—	(1.4)	0.6	(1.4)
Foreign currency, net (4)	0.3	—	3.0	(9.2)
Tax-related adjustments (5)	(10.2)	(2.4)	(10.2)	(1.8)
Income tax effect of adjusting items (6)	(9.0)	0.3	(9.4)	2.0

Adjusted net (losses)/earnings from continuing operations	(6.3)	1.4	12.1	25.6

EPS from continuing operations	(0.29)	0.06	(0.44)	0.35
Adjusted EPS from continuing operations	(0.06)	0.01	0.12	0.25
Weighted average number of shares (millions)	102.33	101.77	102.17	101.60

(1) Represents adjustments for insurance deductibles and losses while Belmond Cap Juluca and Belmond La Samanna are closed following the impact of Hurricanes Irma and Jose, restructuring, severance and redundancy costs, pre-opening costs and other items, net.

(2) Represents professional fees incurred in preliminary design and planning, structuring, assessment of financing opportunities, legal, tax, accounting and engineering due diligence and the negotiation of the purchase and sale agreements, and other ancillary documents, with the principal owner and leaseholder, together with three owners of villas and separate subleases, as well as a memorandum of understanding and ground lease with the Government of Anguilla.

(3) Represents $4.0 million negotiated discount on repayment less $2.8 million tax indemnification provided to partners in respect of such discount.
(4) Non-cash item arising from the translation of certain assets and liabilities denominated in currencies other than the functional currency of the respective entity.
(5) Represents increase in benefit for income taxes following a reduction in the corporate tax rate in the U.S. from 35 to 21 percent.
(6) Represents income tax effect of adjusting items by applying the applicable statutory tax rate to the adjusting items.

BELMOND LTD.
NET DEBT TO ADJUSTED EBITDA
(Unaudited)

$ millions - except ratios	Twelve months ended and as at
	December 31, 2017	December 31, 2016

Cash
Cash and cash equivalents	180.2	153.4
Restricted cash (including $0.8 million and $0.8 million classified within long-term other assets on the balance sheet for 2017 and 2016, respectively)	3.9	2.6

Total cash	184.1	156.0

Total debt
Current portion of long-term debt and capital leases	6.4	5.3
Long-term debt and obligations under capital leases (1)	700.8	585.8

Total debt	707.2	591.1

Net debt	523.1	435.1

Adjusted EBITDA	124.0	128.2

Net debt / adjusted EBITDA	4.2	3.4

(1) Long-term debt is after the deduction of unamortized debt issuance costs and discount on secured term loans.

Conference Call
Belmond Ltd. will conduct a conference call on Tuesday, February 27, 2018 at 10:00 a.m. EST (3:00 p.m. GMT). Participants may listen to a simultaneous webcast of the conference call by accessing the presentations and events section of the Company’s investor relations website at: investor.belmond.com/presentations-and-events.

Alternatively, participants may dial into the call by using any of the following telephone numbers: +1 866 966 9439 (U.S. toll free), +44 (0)145 255 5566 (standard international access) or 0800 694 0257 (U.K. free phone). The conference ID number is 4294227. A re-play of the conference call will be available by telephone until 1:00 p.m. EST on Tuesday, March 6, 2018 and can be accessed by calling +1 866 247 4222 (U.S. toll free), +44 (0)145 255 0000 (standard international access) or 0800 953 1533 (U.K. free phone). The conference ID number is 4294227. A replay will also be available on the Company’s investor relations website: investor.belmond.com.

About Belmond Ltd.
Belmond (belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established over 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 46 hotel, rail and river cruise experiences, excluding one scheduled for a 2018 opening in London, in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, seven luxury tourist trains, including the Venice Simplon-Orient-Express, and two river cruises. Belmond also operates ‘21’ Club, one of New York’s most storied restaurants. Further information on the Company can be found at investor.belmond.com.

Definitions
All references to constant currency, which is a non-GAAP measure, represent a comparison between periods excluding the impact of foreign exchange movements. The Company calculates these amounts by translating prior-year results at current-year exchange rates. The Company analyzes certain key financial measures on a constant currency basis to better understand the underlying results and trends of the business without distortion from the effects of currency movements.

Revenue per available room (“RevPAR”) is calculated by dividing room revenue by room nights available for the period. Same store RevPAR is a comparison of RevPAR based on the operations of the same units in each period, by excluding the effect of any hotel acquisitions in the period or major refurbishment where a property is closed for a full quarter or longer. The comparison also excludes the effect of dispositions (including discontinued operations) or closures. Management uses RevPAR and same store RevPAR to identify trend information with respect to room revenue and to evaluate the performance of a specific hotel or group of hotels in a given period.

Average daily rate ("ADR") is calculated by dividing room revenue by rooms sold for the period. Management uses ADR to measure the level of pricing achieved by a specific hotel or group of hotels in a given period.

Occupancy is calculated by dividing total rooms sold by total rooms available for the period. Occupancy measures the utilization of a hotel’s available capacity. Management uses occupancy to measure demand at a specific hotel or group of hotels in a given period.

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), reflects earnings / (losses) from continuing operations excluding interest, foreign exchange (a non-cash item), tax (including tax on unconsolidated companies), depreciation and amortization.

Adjusted EBITDA is calculated by adjusting EBITDA for items such as restructuring and other special items such as leases and sales, acquisition-related costs, disposals of assets and investments, impairments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company's operations.

Adjusted net earnings / (losses) is calculated by adjusting earnings / (losses) from continuing operations for items such as foreign exchange (a non-cash item), asset acquisitions, leases and sales, disposals of assets and investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company's operations.

Net debt is the sum of the Company’s current portion of long-term debt and capital leases and long-term debt and obligations under capital leases minus the sum of the Company’s cash, cash equivalents and restricted cash. The Company measures long-term debt after deducting unamortized debt issuance costs and discount on secured term loans.

Use of Non-GAAP Financial Measures
To supplement the Company's consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), which are filed with the Securities and Exchange Commission ("SEC") as part of the Company's annual report on Form 10-K and interim reports on Form 10-Q, management analyzes the operating performance of the Company on the basis of adjusted EBITDA. Adjusted EBITDA is the measure used by the Company’s management team to assess the operating performance of the Company’s businesses and, as disclosed in Note 24 to the financial statements and in Management’s Discussion and Analysis of the Company’s periodic report beginning with the Form 10-Q for the period ended March 31, 2017. Adjusted EBITDA is also presented on a consolidated basis because management believes it helps our investors evaluate the Company’s profitability on a basis consistent with that of its operating segments. Adjusted EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. Adjusted EBITDA should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating the Company's operating performance as presented in the Company's consolidated financial statements filed with the SEC.

Adjusted EBITDA, when presented on a consolidated basis, including the items set forth in the Company's reconciliations tables, and adjusted net earnings / (losses) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. Adjusted EBITDA provides useful information to investors about the Company because it is not affected by non-operating factors such as leverage (affecting interest expense), tax positions (affecting income tax expense), the historical cost of assets (affecting depreciation expense) and the extent to which intangible assets are identifiable (affecting amortization expense). Adjusted EBITDA and adjusted net earnings / (losses) are unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings or any other measure of performance prescribed by U.S. GAAP. Management considers adjusted EBITDA and adjusted net earnings / (losses) to be meaningful indicators of operations and uses them as measures to assess operating performance. Adjusted EBITDA and adjusted net earnings / (losses) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the described manner, the measures provide a consistent basis on which the performance of the Company can be assessed from period to period. However, these measures are not intended to substitute for U.S. GAAP measures of Company performance as reflected in the Company's consolidated financial statements filed with the SEC.

EBITDA, adjusted EBITDA and adjusted net earnings / (losses) have limitations as analytical tools. Some of these limitations are: they do not reflect the Company’s cash expenditures or future requirements for capital expenditure or contractual commitments; they do not reflect changes in, or cash requirements for, the Company’s working capital needs; they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements; and they are not adjusted for all non-cash income or expense items that are reflected in the Company’s statements of cash flows.

Cautionary Statements
This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding the Company's three-point growth strategy, future revenue, earnings, RevPAR, EBITDA and adjusted EBITDA, statement of operations and cash flow outlook, investment plans, debt refinancings, asset acquisitions, leases and sales, entry into third-party management contracts, operating synergies and revenue opportunities, operating systems, and benefits of the Company’s brand and similar matters that are not historical facts and therefore involve risks and uncertainties. These statements are based on management’s current expectations and beliefs regarding future developments, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results, performance and achievements to differ from those express or implied in the forward-looking statements include, but are not limited to, those mentioned in the news release and oral presentations, our ability to execute and achieve our three-point growth strategy, future effects, if any, on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize expected hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing any future asset acquisitions, leases, sales and third-party management contracts, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to obtain bank agreement to any future requested loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, possible challenges to the Company’s ownership of its brands, the Company’s reliance on technology systems and its development of new technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine, Brazil, and Peru, and regional events in Myanmar, in the United Kingdom in respect of its withdrawal from the European Union and in the United States in respect of its evolving immigration and trade policies and the Tax Cuts and Jobs Act of 2017, and the resulting impact of these situations on local and global economies, exchange rates and on current and future demand), the threat or current transmission of epidemics, infectious diseases, and viruses, such as the Zika virus which may affect demand in Latin America, including the Caribbean, and elsewhere, and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors that could cause management’s current expectations and beliefs not to be realized is included in the filings by the Company with the U.S. Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.

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